Exhibit 4.24
Original
Block No. A614-0377
S/N of land use scheme
Shenzhen Land Use Right Transfer Agreement
Shenzhen Land No. (2007) 4150 Agreement
1. Two Parties of this Agreement

Transferee: Shenzhen Municipal Administration of Land, Resources and Real Estate (Party A)
Legal representative	Name: Zhang Shiming	Title: Director of the Bureau
Address: Jianyi Building, Zhenxing Road, Futian District, Shenzhen		Telephone: 83788590

Transferee: Zastron Electronic (Shenzhen) Co., Ltd.		(Party B)
Legal representative	Name: Patinda Lei		Title: Chairman
Address: Gusu Industrial Estate, Xixiang, Baoan, Shenzhen, PRC			Telephone: 27495818

Transferee:		(Party B)
Legal representative	Name:		Title:
Address:			Telephone:

Transferee:		(Party B)
Legal representative	Name:		Title:
Address:			Telephone:
2. Pursuant to correlative laws and regulations of the People’s Republic of China and relevant regulations of Shenzhen, both parties conclude this Agreement on the principle of consultation, voluntary and compensatory.
3. Party A transfers the use right of the land according to this agreement. This land is owned by the People’s Republic of China. Underground natural resources and storage is out of the transfer scope.
4. Party A shall transfer the use right of the land with the land block number of A614-0377 and the area of 118001.3 sqm (refer to the area within the red line of the topographic map) to Party B on the date of entry into force of the Agreement.
5. The term of land use right of this land shall be 50 years from the effective date of this Agreement.
6. This land is used for industrial land (high-tech project).
7. Nature of this land is not a merchandise.

8. Land use requirements:
1)	The nature of the main building

Factory, dormitory and other supporting facility

2)	Building cover rate (building density): ≤45%

3)	Building volume rate (density of floor area): ≤2.25

4)	The GFA to be reckoned in volume rate shall not exceed 265,000 sqm:

181,000sqm of factory, 10,000sqm of R&D, 8,000sqm of office, 61,000sqm of dormitory, and 5,000sqm of canteen

Area for administration service and supporting facility shall be less than 7% of the total land area (i.e. less than 8,260sqm),

5)	The floor number: 5 floors of the factory building, 15floors of the office building

6)	Red line leaving for road and general layout

It shall be implemented according to Shenzhen regulations and permits HQ-2007-0052 Shenzhen Construction Site Planning Permit.

7)	Green rate: /

8)	Construction site leveling and elevation (Huanghai Vertical Datum)

It shall be controlled according to planning.

9)	Building distance: meet the demand of Shenzhen Urban Planning Standards and Rules and norms.

10)	Others

It shall be implemented according to Shenzhen regulations and permits HQ-2007-0052 Shenzhen Construction Site Planning Permit.

Design of all buildings shall be consistent with the existing design standards and norms of China.
9. Party B agrees to be responsible to green, mange and maintain            /          sqm (refer to the green line of the topographic map) of green land and bear all relevant fees. Such green land shall be owned by the government. Party B shall accept inspection and supervision by urban garden and greening departments.
Party B agrees to be responsible of           /           sqm (refer to the brown line of the topographic map) of roads and bear all relevant fees. Such roads shall be owned by the government. Vehicles and passengers are allowed to use these roads for free.
10. This land block shall be transferred for (RMB) Eight Million Four Hundred and Ninety-Six Thousand and Ninety-Four Only (RMB 8,496,094).
The amount for land development shall be (RMB) Seven Million Eighty Thousand and Seventy-Eight Only (RMB 7,080,078).
The amount for municipal supporting facility is (RMB) Forty-One Million Sixty-Four Thousand and Four Hundred and Fifty-Two Only (RMB 41,064,452)
The total amount is (RMB) 56,640,624 only.
11. The method and time of payment shall be determined by the supplementary agreement signed by both parties.
12. In addition to fees for land use right transfer, land development and municipal supporting facility, Party B shall pay land use fee. Party B shall go through land use fee registration at the time of entry into force of the land transfer agreement.
13. In case Party B fails to pay land use right transfer fee, land development fee and municipal supporting facility fee according to provisions of this agreement and supplementary agreement and land use fee according to relevant regulations during the period of land use, Party A is allowed to not handle property rights registration, building permit and other relevant procedures or take other restrictive measures.
14. In case Party B transfers, leases or mortgages the land use right or applies the land use right in other economic activities according to laws and regulations, regulations of Shenzhen and provisions hereof during the land use term, the legal rights and interests of Party B shall be protected by the law. Party B is not allowed to damage the social public interests in developing and operating the land being transferred. Party B shall not dispose this land block in any way before land use right registration is not handled and property ownership certificate is not obtained.
15. Party A shall take back the land use right of the land block being transferred without compensatory when the transferring term of the land stipulated hereby is expired, and obtain buildings and other attachments on the land without compensatory as well. Party B promises to return the land with buildings and attachments to Party A at the time of the expiration of land use right, and handle the procedure of property ownership certificate cancellation within ten days of the expiration, otherwise, Party A is allowed to cancel the property ownership certificate directly. Party B may ask for renewal within six months before the expiration if it needs to continue using this land block. Party B shall sign a new land use right transfer agreement with Party A, pay land use transfer fee, land development fee and municipal supporting facility fee, and handle the procedure of land use right registration after being approved by Party A and new land use term, transfer fee and other conditions are determined.
16. During the performance of this agreement, if certain issues shall be notified to Party B by Party A, Party B agrees that Party A may deliver such notice to the address of Party B spelled out hereby through registration letter or media announcement.
17. Being part of this Agreement, Land Use Rules has the same legal effect with this Agreement. Party B must comply with Land Use Rules.
18.The execution, effectiveness, interpretation, performance and settlement of dispute of this Agreement shall be governed by laws of the People’s Republic of China.
19.Any dispute arising from the performance of this Agreement shall be settled by the parties through friendly discussion. If not being settled by discussion, the parties may bring a lawsuit before the People’s Court.

20. The effectiveness of this Agreement shall be subject to the Supplementary Agreement signed by both parties.
21. This Agreement is executed in five counterparts, three of them shall be held by Party B and the others shall be held by Party A and delivered to relevant units.
22. Issues not covered hereby may be clarified by agreement signed by both parties through negotiation.
23. This land block shall be self-developed by Party B.
24. This land block can only be used for projects determined at the time of being approved by the government (digital audio and multimedia broadcasting project, RF module and spare parts of mobile phone, and large, medium and small color LCD module project).
25. This land block is not allowed to be transferred, or used for obtaining the property ownership certificate in segmentation, or used for mortgage without approval.

Party A: Shenzhen State Land Resource and Property Management Bureau (seal)
Party B: Zastron Electronic (Shenzhen) Co., Ltd. (seal)
Legal Representative	Legal Representative
Authorized agent:	Authorized agent:

Signed on Jun, 30, 2007
Signed in Bao’anXingcheng

Appendix
1. Land Use Rules
This Rules is formulated in order to truly perform the Shenzhen Land Use Right Transfer Agreement (hereafter Land Use Right Transfer Agreement), ensure the implementation of the urban planning of Shenzhen, properly use the land and clarify the responsibilities of the land user.
Definitions
1)	Terms pertaining to the Land Use Right Transfer Agreement shall be subject to definitions hereof.

Topographic map:	refers to a map made with certain scale to demonstrate the location, boundary and area of a land.

Land use right:	refers to that Shenzhen State Land Resource and Property Management Bureau provides the state land with specified block, term, purpose and other conditions to the transferee of the land use right according to the laws, and the transferee can occupy, use, gain interests, dispose the land according to laws so as to obtain the right of developing, operating and managing the land according to the Land Use Right Transfer Agreement.

Land use right transfer:	refers to that the transferee transfers the land use right again in accordance with the laws and the Land Use Right Transfer Agreement.

Take back land without compensation:	refers to that the State Land Resource and Property Management Bureau terminates the Land Use Right Transfer Agreement in case the land user fails to perform the Agreement or breaks the Rules in developing and constructing; or the Bureau takes back the land use right without compensation when the term is expired, and the land user returns the land with buildings and attachments on it for free and loses all its rights spelled out in the Land Transfer Agreement.

Land use term:	refers to the total years that the transferee enjoys the land use right on the land being transferred.

Coordinate:	refers to a group of ordered digital used to indicate a point on the ground with measurement method. Except otherwise defined, coordinate hereof is the independent coordinate system of Shenzhen indicated by rectangular coordinate.

Point defined by boundary stake:	refers to locations of the points of boundary stakes marked on the topographic map after determined and verified on the land.

Land use fee:	refers to the fee paid by the land user to the government according to regulations for using the land.

Temporary land occupation fee:	refers to the rent paid to state land management department by the land user according to regulations for temporarily using the land approved by state land management department.

Municipal engineering:	refers to the infrastructure of the city, including road, water supply, sewage, rain, electricity, telecommunication, street lamp, illumination, and pipeline, plant, station and field of gas, etc., bridge or pedestrian bridge, and other engineering.

Green rate:	refers to the ratio of green area to the land area within the land being used.

Building cover rate:	refers to the ratio of the total base area of all buildings to the land area within the land being used.

Building volume rate:	refers to the ratio of the general area of all buildings to the land area within the specified land block (auxiliary buildings are included), except buildings which is specified not to be calculated.

General floor area:	refers to the sum of the area of all floors. The construction area of the first floor is calculated according to the peripheral horizontal area above the plinth of the exterior wall, the area of and above the second floor is calculated according to the peripheral horizontal area of the exterior wall, area of other places shall be calculated according to the Standard Measurement Construction Area of Building issued by China.

Main building:	refers to the main building defined by the purpose of the land.

Auxiliary building:	refers to other buildings other than the main

building.

Office building:	refers to buildings used for handling administration issues by government organizations, enterprises and institutions.

Single apartment:	refers to buildings equipped with small cabinet and toilet for single employees.

House:	refers to buildings with numerous units for residents.

Villa:	refers to independent buildings for residents.

Dormitory:	refers to buildings for students and employees to live.

Multi-functional building:	refers to multi-floor or high-floor civil buildings combining a number of functions.

Factory:	refers to buildings for industrial production.

Commercial property:	refers to buildings used for providing living consumption for residents, and commercial activities including shops, foods, hotels, entertainment, insurance, banks and securities.

Property ownership certificate:	refers to the document, by which, the obligee has the right to manage, operate, use and dispose the property.
2. Point Defined by Boundary Stake
2) Concrete boundary stake buried in advance at each inflexion of the coordinate marked on the topographic map shall be verified by the State Land Resources and Property Management Bureau with the land user according to the map after the Land Use Right Transfer Agreement is executed. The land user shall pay the fee for determining such points. Hereafter, the land user must properly protect these stakes. Any modification without permission is not allowed. The land user must timely send a written notice to the State Land Resource and Property Management Bureau to ask for re-setting the stake and bear the corresponding fees in case any of the stakes is damaged or moved.
3. Auxiliary Engineering
3) The land user agrees to construct auxiliary buildings listed in Table 1 and 2 attached herein within the red line of the topographic map, and guarantees to complete these buildings within / after the effectiveness of the Agreement or on the same day to complete the main building. The land user agrees to provide the engineering of public interests listed in Table 2 for free, and also agrees that the government shall own such property.
The land user agrees that the municipal engineering listed in Table 3 can be constructed on or pass through the planning location of the land within the topographic map without compensation.
4) The land user agrees to provide land for laying out public interests supporting project by relevant department according to urban planning or let the pipelines of municipal engineering pass through the land.
4. Design, Construction and Completion
5) The land user must submit the drawings of design scheme and investment plan approved by the planning department of Shenzhen to relevant departments within 6 months from the date of entry into force of the Land Use Right Transfer Agreement. Relevant department shall conduct review and approval according to regulations after complete drawings and plans are received.
6) Detailed planning design, construction design and construction purpose, etc within the topographic map must comply with the design points stipulated by this Rules. Should transportation, pipeline, fire protection, environment protection, green, personnel protection and channel, etc. be involved, these designs and purpose shall be submitted to relevant competent department of the municipal government for review and approval, any expense arising from that shall be borne by the land user.
7) The land user shall start construction according to the construction design drawings being approved within one year from the date of the entry into force of Shenzhen Land Use Right Transfer Agreement. The State Land Resource and Property Management Bureau has the right to take back the land without compensation in case the land is not developed and the construction is not started within two years.
The State Land Resource and Property Management Bureau has the right to fine the land user with 20% of the total transfer fee of the land in case the land user fails to develop and use the land according to the conditions and purposes spelled out in the land transfer agreement. The Bureau has the right to take back the land use right with buildings and attachments on it without compensation in case the land user refuses to take correct measures.
8) The land user shall complete construction within three years (except severely affected by earthquake, flood and war) from the day of entry into force of this Agreement. In case the land user fails to complete the construction within the limit, the State Land Resource and Property Management Bureau shall fine the land user from the day of completing the construction and submitting for acceptance which is stipulated by the transfer agreement. The land user shall pay a fine equal to 5% of the total transfer fee in case the construction is delayed within six months; a fine equal to 10% of the total transfer fee in case the construction is delayed over six months but less than one year; a fine equal to 15% of the total transfer fee in case the construction is delayed over one year but less than two years. The Bureau shall take back the land use right with the buildings and attachments on the land without compensation in case the construction is delayed more than two years.
9) Before asking relevant municipal department for quality acceptance, the land user shall ask relevant departments for planning acceptance for the buildings. Planning Acceptance Certificate shall be issued for qualified acceptance, otherwise, the land user will be ordered to take improvement measures in a given period of time.
5. Building Maintenance Activity
10) When taking construction and maintenance activities within the land, the land user shall bear the liabilities on surrounding environment and facilities as follows:
(1)	Buildings or wasters (soil, gravel and construction waste) relating to the land user shall not occupy any land or cause any damage to facilities beyond the range of the topographic map.

It shall be submitted to the public security department for approval in case the land user needs to occupy any municipal road.

It shall be negotiated with the user of the other land outside of the land within the topographic map in case the land user needs to occupy any other land. If the other land has not been approved for any purpose, the land user shall submit the request to the municipal State Land Resource and Property Management Bureau for approval and pay temporarily occupation fee according to regulations.
(2)	The land user must pay attention to green and water and soil protection within and around the land being used, and take all measures to prevent water and soil erosion, otherwise, the land user shall bear all economic loss from that.
(3)	It is not allowed to dump or store any material or conduct any construction on public land without permission.
(4)	The land user must ensure that sewage, dirt, malodorant and excrement which affects environment within the land are properly treated. It is not allowed to damage the surrounding environment.
(5)	The land user shall properly protect and avoid causing damages to the municipal facilities within the land during the use term. Otherwise, it shall bear all expense for repairing.
11) The land user is not allowed to open, eradicate and excavate adjacent lands.
12) The land user shall find out the locations of public open and water channels, cables, wires and other facilities and submit the treatment plan for such facilities to relevant departments before any construction or repairing engineering; the land user is not allowed to conduct any construction before being approved. Expenses for re-channeling, re-laying or re-installing any of these facilities shall be paid by the land user.
13) The land user shall be responsible to or entrust administrative staff to take charge of the use and management of all buildings and green lands within the constructed area in accordance with the regulations and requirements of property and urban management departments.
14) The land user shall make passageway for vehicles at (                                  ) as designed by the general layout.
6. Water Supply and Drainage and Electricity Supply
15) The land user shall execute agreements with corresponding departments for water supply and drainage, electricity supply, gas supply and telecommunication, etc. Any corresponding pipe and line shall be buried after the design drawing being approved by relevant department. The land user shall pay all such expenses.
7. Accepting Inspection and Supervision
16) The municipal State Land Resource and Property Management Bureau has the right to inspect and supervise the land using situation within the boundary of the land during the term of land use.

The land user is not allowed to refuse or obstruct such inspection and supervision.
17) The land user is not allowed to occupy any land (such as pile up material and equipment, etc.) beyond the boundary with any excuse. Otherwise, it will be treated as land occupation against the law.
18) The land user shall conduct construction in accordance with the specified purpose and construction design drawings approved by relevant departments of Shenzhen within the land.
19) The land user is not allowed to demolish, modify and reconstruct buildings within the land without the permission from the municipal State Land Resource and Property Management Bureau. Otherwise, the Bureau has the right to order the land user to restore the original condition or demolish such building. If refused, the Bureau is entitled to carry out forceful implementation. All fees shall be borne by the land user.

Supporting Projects of Auxiliary Construction Works
(Table 1)

		Construction Area	Land Area
S/N	Project	(m2)	(m2)	Remark

Supporting Projects of Auxiliary Public Interests Works
(Table 2)

		Construction Area	Land Area
S/N	Project	(m2)	(m2)	Remark

Supporting Projects of Auxiliary Municipal Works
(Table 3)

		Construction Area	Land Area
S/N	Project	(m2)	(m2)	Remark

Shenzhen
Supplementary Agreement of Land Use Right Transfer
No.1 Supplementary Agreement of Shenzhen Land No. (2007) 4150 Agreement
Shenzhen State Land Resource and Property Management
Bureau

Shenzhen Supplementary Agreement of Land Use Right Transfer
No.1 supplementary Agreement of Shenzhen Land No. (2007) 4150 Agreement
Party A: Shenzhen State Land Resource and Property Management Bureau
Party B: Zastron Electronic (Shenzhen) Co., Ltd.
In accordance with Shenzhen Land No. (2007) 4150 Agreement Shenzhen Land Use Right Transfer Agreement (hereafter Shenzhen Land No. (2007) 4150 Agreement), Party A and Party B reach the following agreement on issues concerning to the Agreement:
1.	Party B shall carry out settlements and compensations for the flower and tree plant on the land with relevant department from the execution of Shenzhen Land No. (2007) 4150 Agreement to Dec. 31, 2007. After that, Party B shall present written application to Party A and provide notarized relevant documents which can proof that compensation and land ownership is clarified as well.

2.	Party B shall pay 10% of the total price of the land of Shenzhen Land No. (2007) 4150 Agreement to Party A as the margin upon the execution of the Agreement.

3.	When Party B presents application to Party A as agreed by Provision 1 and Party A accepts the application, if Party A verifies that relevant settlement is handled and land ownership is clarified, Party A shall send Land Price Payment Notice to Party B. Party B shall pay off the full land price agreed by Shenzhen Land No. (2007) 4150 Agreement to Party A within 30 days from the day of the Land Price Payment Notice being sent by Party A. The margin paid by Party B in advance shall be calculated into the land price of Shenzhen Land No. (2007) 4150 Agreement without interest. Shenzhen Land No. (2007) 4150 Agreement shall take effect from the date of the paying off of the land price by Party B.

In case Party B fails to pay off the full land price agreed by Shenzhen Land No. (2007) 4150 Agreement within 30 days from the day of the Land Price Payment Notice being sent by Party A, Party A shall return the margin paid by Party B in advance without interest and publicly transfer the land through bid invitation, auction and public bidding. Party B shall not present any disagreement for that.

4.	Party A shall not transfer the land to Party B before Shenzhen Land No. (2007) 4150 Agreement comes into force; Party A shall transfer the land to Party B within 30 days from the date of the entry into force of Shenzhen Land No. (2007) 4150 Agreement; Party B shall have no disagreement with the land being transferred with the existing situation on the transferring day.

5.	In case the settlement and compensation relating to the land of Shenzhen Land No. (2007) 4150 Agreement is not finished due to the reason of or out of liabilities of Party B, Party A shall return the margin paid by Party B in advance without interest and publicly transfer the land through bid invitation, auction and public bidding. Party B shall not present any disagreement for that; any disagreement presented by Party B shall not obstruct Party A to publicly transfer the land through bid invitation, auction and public bidding.

6.	Party B is not allowed to start construction before Shenzhen Land No. (2007) 4150 Agreement comes into force.

7.	This Agreement has the same legal effect with Shenzhen Land No. (2007) 4150 Agreement. Should any confliction exist, this Agreement shall prevail.

8.	This Agreement is executed in five counterparts, and takes effect from the date of its execution.

Party A: Shenzhen State Land Resource and	Party B: Zastron Electronic (Shenzhen) Co., Ltd.
Property Management Bureau
(seal)	(seal)
Legal representative:	Legal representative:
Authorized agent:	Authorized agent:

Signed on: Jun. 30, 2007 Signed in: Bao’anXingcheng